Exhibit 99.1

ClearSign Technologies Appoints G. Todd Silva to Board of Directors

TULSA, Okla., August 6, 2024 -- ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, announces that G. Todd Silva has been appointed to serve as a member of the Company’s Board of Directors (the “Board”), effective as of August 1, 2024. Mr. Silva was nominated by clirSPV LLC to serve as its director designee.

Mr. Silva brings over 30 years of leadership and finance experience in industries spanning from financial services, technology, health care and others. Mr. Silva has served as the Chief Financial Officer of Radiance Therapeutics, Inc., a development stage medical device company, since April 2023. Prior to this current role, Mr. Silva served as the Chief Financial Officer of Point Pickup Technologies, Inc., a logistics platform service where he worked to consummate and integrate acquisitions, raise capital through various private transactions and assist with corporate governance tasks for their board of directors. Additionally, Mr. Silva was the founder and director of Silva Partnership & Co., a firm that provided corporate advisory services to early-stage technology businesses. Prior to Silva Partnership & Co., Mr. Silva was the executive director of corporate advisory services at Las Olas Capital Partners, a registered investment advisor firm where he advised a variety of companies on mergers and acquisitions, capital raises, recapitalizations and the launch of special purpose vehicles to invest in corporate and real estate transactions. Mr. Silva received an MBA from Columbia University focused in finance and accounting and a BS from Lehigh University in economics and finance.

“On behalf of the Company and the Board, I want to welcome Todd to ClearSign,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “Todd has a wealth of experience and I look forward to working with him as we continue to expand and develop ClearSign’s business.”

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com